MACROCHEM CORPORATION
                               110 HARTWELL AVENUE
                       LEXINGTON, MASSACHUSETTS 02421-3134

                                 August 10, 1999



Stephen J. Riggi, Ph.D.
MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02421-3134

Dear Steve:

     As we have discussed, your employment with MacroChem Corporation (the "Company") as Vice President, Operations will terminate on August 10, 1999 (the "Separation Date") as a result of your resignation from this position. The purpose of this letter is to confirm the agreement ("Agreement") between you and the Company concerning your severance arrangements.

     In consideration of your accepting all of the terms of this Agreement and subject to your meeting your obligations under it, the Company will provide you the following severance pay and benefits:

1. Beginning on August 11, 1999 and continuing until August 10, 2001 (the "Consulting Period"), unless earlier terminated pursuant to paragraph 5 herein, the Company will engage your services as a consultant to provide marketing, business and technical support to the Company (hereinafter referred to as the "Services").

2. During the Consulting Period, you will work on the Services and on other matters requested of you by the Company from time to time, devoting up to 50% of your professional time to your performance of the Services. You are free to accept engagements from others during this period, so long as those engagements do not violate this Agreement, and/or do not interfere or conflict with your provision of the Services to the Company, and/or do not breach your continuing obligations to the Company as set forth in (i) paragraphs 6, 7, 8, and 9 of your Employment Agreement dated March 25, 1996 (which expressly survive the termination of the Employment Agreement) and
     (ii) the Proprietary Information and Inventions Agreement. (See paragraph 15, herein.) You will provide the Services in a timely manner and in accordance with generally --- accepted professional standards for such Services.

3. During the first six (6) months of the Consulting Period, you will be paid for your Services at the annualized rate of one hundred and seventy-five thousand dollars ($175,000), payable monthly. For the remaining eighteen
     (18) months of the Consulting Period, you will be paid for your Services at the annualized rate of eighty-seven thousand five hundred dollars ($87,500) payable monthly. During the Consulting Period, you will receive all benefits provided to you by the Company on the date hereof, including medical, dental, and life and disability insurance, pursuant to the terms of the Company's benefit plans and programs as from time to time in effect (other than participation in the Company's 401(k) Plan, vacation accrual and other paid time off).

4. All payments to you hereunder shall be net of taxes and other required withholdings. Any reasonable expenses incurred by you in providing services to the Company hereunder, including without limitation expenses incurred in travel and entertainment, shall be reimbursed by the Company, so long as such expenses have been expressly authorized in writing by Chief Executive Officer Alvin Karloff (or his/her designee) and appropriate receipts and other documentation are timely submitted by you to the Company.

5. The Company may terminate this Agreement and your Services at any time without notice in the event that the Company determines, in its reasonable judgment, that (i) you have breached any material provision of this Agreement; or (ii) that you have engaged in fraud or other material dishonesty with respect to the Company; or (iii) you have otherwise acted in a manner that was harmful, or potentially harmful, to the business interests or reputation of the Company. Upon termination of your Services, whether pursuant to this paragraph 5 or by expiration of the term of this Agreement or otherwise, the Company shall have no further obligation to you, other than for any amounts then due and unpaid under the express provisions of this Agreement. Your obligations under paragraphs 6, 12, 13, 15, 17 and 18 shall survive any termination of your Services or this Agreement, whether by expiration of the term or otherwise, and shall be binding upon your heirs, executors, administrators, representatives and assigns.

6. You agree that all Works, as defined below, shall be the sole property of the Company. You hereby assign and agree to assign to the Company, or its designee, your full right, title and interest, if any, to any and all Works and agree that all copyrightable Works that you create shall be considered "work made for hire." You agree to execute, without additional compensation, any further documentation that the Company may request in order to make this assignment fully effective.

     You agree that you will never, directly or through another, register any copyright claim on any of the Works, other than on behalf of the Company at the express written direction of the chief executive officer of the Company (or his/her designee). You agree that you will never, directly or through another, publish or present any of the Works, other than at the express written direction of the Chief Executive Officer of the Company (or his/her designee). You represent that, to the best of your knowledge, none of the Works will contain any material that infringes any intellectual property rights of third parties. To the extent that material in any of the Works is found to be owned by others, you promise and agree to assist in obtaining written permission for publication and republication by the Company.

     The Company's rights with respect to the Works shall include, without limitation, the right to edit the Works and the right to decide whether or not any of the Works shall be published.

     For the purposes of this Agreement, "Works" means all inventions, discoveries, compositions, concepts, ideas and the like, (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours and whether on or off Company premises) during the term of this Agreement that relate in any way to the business, products or services of the Company, or to any prospective activity of the Company of which you have knowledge.

7. You agree to comply with all written policies, practices and procedures of the Company applicable and supplied to consultants, as these may be changed by the Company from time to time in writing. You acknowledge that you do not have the authority to obligate the Company to any contracts or pledge its credit and you agree that you will not attempt to do so unless expressly authorized in writing by the Chief Executive Officer of the Company (or his/her designee).

8. You may elect to continue your participation in the Company's medical and dental insurance plans under the applicable federal law known as "COBRA" after termination of the Agreement at your own expense.

9. The period to exercise any outstanding stock options that you have been awarded under the MacroChem Corporation 1994 Equity Incentive Plan, as amended November 15, 1996 and May 23, 1997 (the "Equity Incentive Plan") shall be extended for a period of twenty-four (24) months following the Separation Date, it being understood that in no event shall this paragraph 9 be deemed to make any option exercisable beyond the latest date on which it could have been exercised without regard to this paragraph 9. Except as otherwise expressly provided in this paragraph 9 of this Agreement, your rights and obligations with respect to the Company's securities shall be as provided in the applicable stock option plan.

10. In addition to your resignation as Vice President, Operations of MacroChem effective on the Separation Date, you also will resign as a member of the Board of Directors of the Company effective on the Separation Date, and you acknowledge and agree that all such resignations are irrevocable.

11. No later than the Separation Date, you will return to the Company all documents, files, books, keys, passes, identification materials, and other property of the Company, except that which is necessary to perform the Services contemplated by this Agreement.

12. You agree that you will not (i) disparage the Company or any of the people or organizations connected with it; (ii) do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm its interests or reputation; or (iii) take any actions that will have the purpose or effect of disrupting the current business and/or operations of the Company. The Company agrees that it will not disparage you or do or say anything that could harm your interests or reputation.

13. Each of you and the Company agree to keep the terms of this Agreement confidential, except for disclosures (i) required by law, (ii) by you to members of your immediate family and (iii) by you or the Company to your or the Company's legal/tax advisors or other financial advisors, respectively.

14. In order to be certain that this Agreement will resolve any and all concerns that you might have, the Company requests that you carefully consider its terms, including the release of claims set forth below and, in that regard, encourages you to seek the advice of an attorney before signing this Agreement.

15. This Agreement contains the entire agreement between you and the Company and replaces all prior and contemporaneous agreements, communications and understandings, whether written or oral, with respect to your employment and its termination and all related matters, excluding only (i) the covenants relating to post-employment activities contained in paragraphs 6, 7, 8, and 9 of your Employment Agreement dated March 25, 1996 (the "Employment Agreement") which expressly survive the termination of the Employment Agreement; (ii) the Proprietary Information and Inventions Agreement (the "Proprietary Information Agreement"); and (iii) and, except as modified herein, the Equity Incentive Plan, all of which shall remain in full force and effect in accordance with their terms.

16. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable shall not be affected thereby and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. You agree to cooperate with the Company with respect to matters arising during or related to your employment, including but not limited to, cooperation in connection with any litigation or governmental investigation or regulatory or other proceeding which may have arisen or which may arise following the execution of this Agreement. As part of the cooperation agreed to herein, you shall provide complete and truthful information to the Company and its attorneys with respect to any matter arising during or related to your employment. Specifically, you shall make yourself available at reasonable times and upon reasonable notice to meet with Company personnel and the Company's attorneys and shall provide to the Company and its attorneys any and all documentary or other physical evidence pertinent to any such matter; and, at the Company's request upon reasonable notice, you shall travel to such places as the Company may specify (for which the Company will reimburse you for your reasonable travel and lodging expenses) and provide such truthful and complete information and evidence to parties whom the Company may specify. Further, upon the oral request of the Company or its attorneys, you shall testify, truthfully and accurately, to any such matter in any civil case to which the Company is a party or in connection with any investigation or regulatory or other proceeding relating to the Company or its activities. Finally, you shall promptly notify the Company, within three (3) business days, of your receipt from any third party or governmental entity of a request for testimony and/or documents, whether by legal process or otherwise, relating to any matter arising during or relating to your employment.

18. In exchange for the severance pay and benefits provided you under this Agreement, to portions of which you would not otherwise be entitled, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights, claims, liabilities, damages, of whatever kind or nature, whether known or unknown, that you have had in the past, now have, or might now have, against the Company and/or its parent, subsidiaries, and other affiliates, and all of its and their respective past, present and future directors, shareholders, officers, employees, agents, attorneys, successors and assigns, and each of them (collectively the "Releasees"), in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Massachusetts fair employment practices statute, or any other federal, state or local employment law, regulation or other requirement, and you hereby release and forever discharge the Releasees, both individually and in their official capacities, from any and all such causes of action, rights or claims. The Company agrees that this Agreement shall be in complete and final settlement of any and all causes of action, rights, claims, liabilities, damages, of whatever kind or nature, whether known or unknown, that the Company has had in the past, now has, or might now have, against you, in any way related to, in connected with, or arising out of your employment or its termination, and the Company hereby releases and forever discharges you from any and all such causes of action, rights, or claims.

19. In signing this Agreement, you give the Company assurance that you understand its provisions, that your agreement is knowing and voluntary, that you have been afforded the opportunity to consult with and seek advice from an attorney, and that you have been advised by the Company to consult with an attorney prior to executing this Agreement.

20. This Agreement and the rights and obligations defined herein shall bind any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties.

     If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing, provided that you do so in writing. If you do not revoke it, then, at the expiration of that seven-day period, this Agreement will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

                                           Sincerely,


                                           /s/ Alvin J. Karloff
                                           --------------------
                                           Alvin J. Karloff
                                           President and Chief Executive Officer


Accepted and agreed:


Signature:/s/ Stephen J. Riggi
          --------------------
          Stephen J. Riggi

Date: August 10,1999
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